UNITED STATES
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American Bancorp, Inc.
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NEWS RELEASE - FOR IMMEDIATE RELEASE

AMERICAN BANCORP SHAREHOLDERS
TO VOTE ON SUBCHAPTER S TRANSACTION

OPELOUSAS, Louisiana – The Board of Directors of American Bancorp, Inc., the parent bank holding company for Opelousas-based American Bank & Trust Company, has announced that its shareholders will consider, at its annual shareholders’ meeting to be held on September 15, 2004, a transaction designed to position the company and the bank to become a Subchapter S corporation and, accordingly, to increase the likelihood that the bank will remain a locally-owned and operated financial institution.  If approved by its shareholders, American Bancorp would generally eliminate its federal income tax obligations at the corporate level and the costs associated with being an SEC reporting company.

“We believe that this transaction will enable us to significantly reduce our operating expenses and federal income tax liability and to more effectively compete in our market with other Subchapter S community banks and credit unions which currently pay no federal income taxes and with larger financial institutions which can spread their costs over a larger customer base,” stated Salvador Diesi, President of American Bancorp and American Bank & Trust Company.  “We are proud of the fact that we have served the banking needs of our community since 1958, and our board of directors has proposed this transaction to position our holding company and bank to continue to serve the banking needs of our community for another forty years.”

Ronald J. Lashute, Chief Executive Officer of American Bancorp and the bank, explained that the transaction furthers the company’s strategy of remaining an independent financial institution.  “Remaining independent is important to us.  We employ 42 people from our community and make our lending decisions locally.  We believe that our ability to serve the community is enhanced by our local ownership and management and our understanding of local concerns.  We’ve seen what happens to service when out-of-state banks move into town.”

The transaction to be considered by American Bancorp’s shareholders was structured in light of the IRS rules and regulations governing Subchapter S corporations, including the limitation that the Subchapter S corporation have no more than 75 shareholders.  Accordingly, as a result of the transaction, which is subject to shareholder approval, shareholders who own fewer than 660 shares of common stock, who do not satisfy certain other requirements related to electing or maintaining S corporation status or who simply would like to receive cash for their shares, will be entitled to receive $140.24, in cash, for each share of holding company stock that they own at the time the transaction is completed.

The board of directors appointed a special committee of directors, composed only of directors who will receive cash for their shares, to recommend the cash consideration to be paid in the transaction.  In addition, the company hired National Capital, LLC, a Louisiana-based investment banking firm with extensive experience in valuing the stock of community banks and their holding companies, to assist the special committee and the board of directors in determining the value of the holding company’s stock.  After due consideration, the board of directors unanimously adopted the recommendation of the special committee.

“We just thought it was the right thing to do,” stated Mr. Diesi.  “Our stock is not actively traded, so we hired an independent expert to help us determine a fair price for our shares.  We also believed that it was important to appoint the special committee.  Two of our directors, Alvin (Haynes, II) and Charles (Jagneaux), do not own enough shares to remain shareholders following the transaction, and we believed that they could ably represent the interests of our other shareholders who would also be entitled to receive cash.  Both met with representatives of National Capital and, thereafter, recommended a price to the full board of directors.  Our board of directors believed that the price was fair and unanimously approved the special committee’s recommendation.”

In addition to the expected reduction in its federal tax liability following the S corporation election, American Bancorp expects to realize material cost savings by terminating its registration with the Securities and Exchange Commission.  “We spent almost $30,000 last year to comply with the same extensive SEC laws and regulations with which banks like Citibank and Bank One are required to comply,” stated George Comeau, the company’s Chief Financial Officer.  “As a result of the recent corporate scandals and further expansion of these laws and regulations, we expect that these costs will continue to increase, making it more difficult for us to compete.”  Mr. Lashute added, “We believe that we can pass these cost savings on to our loan customers, depositors or shareholders, which should help us to remain an independent profitable and competitive financial institution.”

This press release is not intended to be a solicitation of a proxy or an offer to acquire any shares of common stock. This press release contains forward-looking statements that involve assumptions and potential risks and uncertainties, which are made in a manner consistent with the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995.  These forward looking statements involve known and unknown risks, uncertainties, and other factors that may cause the actual results, performance and achievements of American Bancorp to be materially different from any future results, performance or achievements expressed or implied by such forward looking statements. These factors include: general economic, capital market and business conditions; risks arising from litigation or similar proceedings; the satisfaction of the closing conditions to the transaction and the consummation of the transaction; and those other factors discussed in the filings of American Bancorp and its subsidiaries with the Securities and Exchange Commission, which are incorporated in this press release by reference.  American Bancorp undertakes no obligation, and expressly disclaims any obligation, to update publicly or revise any forward looking statement, whether as a result of new information, future events or otherwise.